UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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XPERI INC.
(Name of Registrant as Specified In Its Charter)

RUBRIC CAPITAL MASTER FUND LP RUBRIC CAPITAL GP LLC RUBRIC CAPITAL MANAGEMENT LP RUBRIC CAPITAL MANAGEMENT GP LLC DAVID ROSEN Deborah S. Conrad Thomas A. Lacey
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Rubric Capital Master Fund LP and the other participants named herein (collectively, “Rubric Capital”) have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Rubric Capital’s highly-qualified director nominees at the 2024 annual meeting of stockholders of Xperi Inc., a Delaware corporation (the “Company”).

On May 16, 2024, Rubric Capital issued the following press release, which includes an open letter being mailed to stockholders of the Company. A copy of the letter is attached hereto as Exhibit 1 and is incorporated herein by reference.

Rubric Capital Management Sends Letter Urging Xperi Inc. Stockholders to Reject the Status Quo of Value Destruction Under Current Board

Maintains that After Years of Underperformance Both Before and After the Spin-Off, Incumbent Directors David Habiger and Darcy Antonellis Cannot be Trusted to Help Xperi Achieve its Goals and Deliver Value for Stockholders

Presents a Clear and Actionable Plan to Create Meaningful Value

Urges Stockholders to Vote FOR Rubric’s Nominees Thomas A. Lacey and Deborah S. Conrad

on the WHITE Proxy Card

NEW YORK, May 16, 2024 – Rubric Capital Management LP (“Rubric”), an investment advisor whose managed funds and accounts collectively own approximately 9.0% of the outstanding shares of common stock of Xperi Inc. (NYSE: XPER) (“Xperi” or the “Company”), today sent a letter to Xperi stockholders urging them to reject the status quo of value destruction under the current Board of Directors by replacing incumbent directors David Habiger and Darcy Antonellis with Rubric’s nominees, Thomas A. Lacey and Deborah S. Conrad, at Xperi’s Annual Meeting of Stockholders, which is scheduled to be held on May 24, 2024.

In its letter, Rubric also outlined a plan to restore and rebuild stockholder value at Xperi, inclusive of the following, readily accessible initiatives, which Rubric’s nominees are prepared to execute:

1.	Restore Accountability
2.	Evaluate Perceive and Other Projects
3.	Reduce Excessive Costs
4.	Institute Pay-for-Performance

The full text of the letter follows:

May 16, 2024

Dear Fellow Stockholder,

Xperi Inc.’s (“Xperi” or the “Company”) 2024 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled to be held on May 24, 2024 is fast approaching. In just a few short days, stockholders will cast a vote in favor of one of the following paths forward for the Company:

A.	Renewed accountability and alignment on the Xperi Board of Directors (the “Board”) and a clear plan to create meaningful stockholder value.

B.	More of the status quo – continued value destruction under a Board with a long history of underperformance and poor decision making at the expense of stockholders.

Rubric Capital Management LP (“Rubric”) has nominated two highly-qualified, independent director candidates for election to the Board – Thomas A. Lacey and Deborah S. Conrad – to shepherd the Company along path A. Our director nominees, who include 1) the former CEO of Xperi’s predecessor company during a period of significant share price outperformance and 2) a proven expert in commercializing technologies, possess the experience and skillsets necessary to address the challenges facing the Company, and bring with them an achievable plan to drive long-term value.

We urge you to vote FOR Rubric’s nominees, Thomas A. Lacey and Deborah S. Conrad, on the WHITE proxy card TODAY. We fear that without their addition to the Board, stockholders will be left with more of the status quo – or worse.

A VOTE FOR INCUMBENT DIRECTORS DAVID HABIGER AND DARCY ANTONELLIS

IS A VOTE FOR CONTINUED UNDERPERFORMANCE

Over the course of our proxy contest, Xperi has presented manipulated versions of its share performance to distract from the truth, and the Board has relied upon what it has framed as the relative recency of the Company’s spin-off in 2022 to skirt accountability for Xperi’s significant underperformance. If given more time, the Company will eventually execute on its long-term strategic plan, and stockholders will finally see value for their investment, the Board would have you believe. But what have the incumbent directors accomplished to deserve more time? Consider these irrefutable facts about Xperi’s pre- and post-spin-off performance under incumbent directors David Habiger and Darcy Antonellis:

•	From the time Mr. Habiger joined the board of Xperi’s predecessor company in 2016 until Xperi’s spin-off in 2022, he presided over a total shareholder return (“TSR”) of -57.4%.[1]

•	From the time Ms. Antonellis joined the board of Xperi’s predecessor company in 2018 until Xperi’s spin-off in 2022, she presided over a TSR of -10.6%.[2]

•	Since the spin-off in 2022, during which period Mr. Habiger and Ms. Antonellis have continued to serve as directors, Xperi has generated a TSR of nearly –34%.[3]

•	Mr. Habiger and Ms. Antonellis have presided over a combined TSR of –71.7% and –40.6%, respectively, since joining the boards of Xperi and its predecessor company.[4]

No matter how you slice it, Mr. Habiger and Ms. Antonellis have overseen substantial stockholder value destruction. It is clear to us that with the same directors serving on the boards of Xperi and its predecessor company, stockholders have received the same poor results. Allow us to reiterate: Same directors. Same poor results.

1 Source: Bloomberg. Calculated as of April 26, 2024.

2 Source: Bloomberg. Calculated as of April 26, 2024.

3 Source: Bloomberg. Calculated as of April 26, 2024.

4 Source: Bloomberg. Calculated as of April 26, 2024.

RUBRIC HAS A CLEAR AND ACTIONABLE PLAN FOR MEANINGFUL VALUE CREATION

We believe the persistent underperformance and culture of mediocrity that Mr. Habiger and Ms. Antonellis have so dutifully overseen can be attributed to the Board’s abject failures to make demonstrable progress against its stated goals, properly allocate strategic capital, adjust the Company’s cost-structure post-spin-off and align executive pay with performance, instead severely diluting the true owners of the business, stockholders.

Fortunately, Rubric has a clear and actionable plan to restore and rebuild stockholder value. We believe that by executing the following, readily accessible value creation initiatives, Xperi can get back on track and deliver significant value to stockholders.

1.	Restore Accountability. Xperi should immediately order a review of its 2022 Investor Day Goals and issue new goals if necessary, as the failure to make progress against its revenue growth and margin targets has led to significant declines in consensus expectations. An improved Board that has the trust of its investors and is clearly working towards achieving the Company’s targets should be reflected in new consensus estimates over time.

2.	Evaluate Perceive and Other Projects. Xperi should continue the existing strategic alternatives review process for Perceive – which Rubric prompted after years of cash burn unbeknownst to stockholders – but with Board members better positioned to properly evaluate the value of the business. Moreover, Xperi must undertake a Company-wide capital allocation review process to ensure stockholder capital is being used effectively, and sell or shut down “science projects” that Xperi might be incubating without transparency to stockholders or a clear path to value creation.

3.	Reduce Excessive Costs. Xperi should remedy its excessive compensation practices and remove additional costs in order to match the Company’s currently bloated cost structure to the decreased scale of the post-spin-off business, and ultimately achieve margin improvement and cash flow generation. In our view, there are surely plentiful opportunities to reduce operating expenses given Xperi’s utter lack of cost rigor under the current Board.

4.	Institute Pay-for-Performance. Xperi should improve its compensation policies to align pay with stockholder returns and re-introduce performance share units as the primary form of compensation, as opposed to time-based restricted share units. Knowing management only wins when stockholders win will improve confidence in Xperi and the Board and should improve the Company’s cost of capital in due course.

Taken together, we estimate, based on extensive diligence, that Rubric’s plan has the potential to result in a share price increase of $5.25 to $19.01 per share.5

5 See Rubric’s Investor Presentation issued on April 29, 2024 for additional details.

While we are confident our plan is straightforward and achievable, the Board, as currently constituted, has proven itself incapable of executing it. We ask you, our fellow stockholders: How can the incumbent directors restore accountability when they are to blame for Xperi’s prolonged underperformance and lack of transparency? How can the incumbent directors follow through on the successful evaluation of Perceive if they do not possess the requisite semiconductor or technology product-market fit expertise? How can the incumbent directors reduce excessive costs and institute pay-for-performance compensation policies if they are the very architects of the unsustainable and misaligned compensation scheme that has so plagued Xperi? Why would stockholders vote for the status quo that has resulted in the equivalent of three steps forward after ten steps back?

DO NOT LEAVE THE FATE OF YOUR INVESTMENT UP TO CHANCE: ELECT RUBRIC’S NOMINEES - THOMAS A. LACEY AND DEBORAH S. CONRAD - TO THE BOARD

At the upcoming Annual Meeting, the future of the Company, and your investment, is at stake. Our director nominees – Thomas A. Lacey and Deborah S. Conrad – have the plan, the expertise, and the capital allocation and cost discipline required to help ensure that the future of Xperi is a bright one.

Do not leave the fate of your investment in the hands of incumbent directors who have at no time demonstrated an ability to deliver value for stockholders – before or after Xperi’s spin-off. Do not get fooled again! Vote the WHITE proxy card FOR Rubric’s nominees Thomas A. Lacey and Deborah S. Conrad.

Vote the WHITE proxy card TODAY

If you have any questions, require assistance in voting your WHITE  proxy card, or need additional copies of Rubric’s proxy materials, please contact our proxy solicitor Okapi Partners at (855) 305-0856 or via email at info@okapipartners.com.

Sincerely,

David Rosen

Managing Partner

Rubric Capital Management LP

Contacts

Media:

Jonathan Gasthalter/Sam Fisher

Gasthalter & Co.

(212) 257-4170

Investors:

Jason W. Alexander/Bruce H. Goldfarb

Okapi Partners LLC

(212) 297-0720